UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

November 4, 2003

(Date of Report, date of earliest event reported)

Stage Stores, Inc.

(Exact name of registrant as specified in its charter)

000-21011

(Commission File Number)

NEVADA (State or other jurisdiction of incorporation)	91-1826900 (I.R.S. Employer Identification No.)

10201 Main Street, Houston, Texas (Address of principal executive offices)	77025 (Zip Code)

(713) 667-5601

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

ITEM 2. Acquisition or Disposition of Assets

On November 4, 2003, Stage Stores, Inc. (the "Company") completed its acquisition of Peebles Inc. ("Peebles"), a privately held, similarly focused retail company headquartered in South Hill, Virginia. The combination of the Company and Peebles creates a leading retailer of branded family apparel in small town America, with 514 stores in 27 South Central, Mid-Atlantic, Southeastern and Midwestern states, and annual sales approaching $1.2 billion.

The acquisition was made pursuant to an Agreement and Plan of Merger, dated as of October 7, 2003, and a First Amendment to Agreement and Plan of Merger, dated as of November 3, 2003, by and among the Company, Specialty Retailers (TX) LP, a wholly owned subsidiary of the Company, Stage Acquisition Corporation, a wholly owned subsidiary of the Company, and PHC Retail Holding Company, the parent of Peebles.

The total cost of the acquisition, including certain transaction related costs, net of tax benefits, is estimated to be approximately $167 million, which was negotiated by the parties. The source of the funds used by the Company was the proceeds from the sale of its private label credit card program to Alliance Data Systems Corporation on September 12, 2003. The Company also assumed the outstanding balance under Peebles' revolving credit facility of approximately $54.9 million. The Company intends to sell Peebles' private label credit card portfolio, which had a balance of approximately $33.8 million at closing, and use the proceeds to retire debt.

In conjunction with the closing of the Peebles acquisition and pursuant to a Limited Waiver and First Amendment to Credit Agreement dated November 4, 2003, by and among the Company and a number of its subsidiaries, as borrowers and guarantors, and Fleet Retail Finance Inc. and the other lenders described therein, as lenders, the Company increased its existing revolving credit facility commitment from $175 million to $250 million.

Copies of the Agreement and Plan of Merger, the First Amendment to Agreement and Plan of Merger and the Limited Waiver and First Amendment to Credit Agreement are attached to this Form 8-K as Exhibits 2.1, 2.2 and 10.1.

ITEM 5. Other Events and Regulation FD Disclosure

On November 4, 2003, the Company issued a news release announcing the completion of the Company's acquisition of Peebles and the increase of its revolving credit facility commitment from $175 million to $250 million. A copy of the news release is attached to this Form 8-K as Exhibit 99.1.

Forward-looking Information

This Form 8-K and the news release attached as an exhibit contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the sale of Peebles' private label credit card portfolio and the benefits that are expected to be realized as a result of the Peebles acquisition. The Company intends forward looking terminology such as "believes", "expects", "intends", "may", "will", "should", "could", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 23, 2003, in the Company's Quarterly Reports on Form 10-Q as filed with the SEC, and other factors as may periodically be described in other Company filings with the SEC, which can be accessed via the Investor Relations section of the Company's web site at www.stagestoresinc.com, or via EDGAR at www.sec.gov.

ITEM 7. Financial Statements and Exhibits

    Financial statements of business acquired.

    It is impracticable for the Company to file herewith the required financial statements in this Form 8-K. The financial statements of Peebles required by this item will be filed by amendment to this Form 8-K as soon as practicable, but no later than January 16, 2004 (60 days after the date this Form 8-K is required to be filed).

    Pro forma financial information.

    It is impracticable for the Company to file herewith the required pro forma financial information in this Form 8-K. The pro forma financial information required by this item will be filed by amendment to this Form 8-K as soon as practicable, but no later than January 16, 2004 (60 days after the date this Form 8-K is required to be filed).

    Exhibits.

2.1 Agreement and Plan of Merger, dated as of October 7, 2003, by and among Stage Stores, Inc., Specialty Retailers (TX) LP, Stage Acquisition Corporation and PHC Retail Holding Company*

2.2 First Amendment to Agreement and Plan of Merger dated November 3, 2003, by and among Stage Stores, Inc., Specialty Retailers (TX) LP, Stage Acquisition Corporation and PHC Retail Holding Company

10.1 Limited Waiver and First Amendment to Credit Agreement dated November 4, 2003, by and among Specialty Retailers (TX) LP, Stage Stores, Inc. and the named subsidiaries of Stage Stores, Inc., Fleet Retail Finance Inc. and the other lenders named therein*

99.1 News Release issued by Stage Stores, Inc. on November 4, 2003 announcing the completion of the Company's acquisition of Peebles and the increase of the Company's revolving credit facility commitment from $175 million to $250 million*

* All schedules and exhibits to this Exhibit have been omitted in accordance with 17 CFR Section 229.601 (b)(2). The Company agrees to furnish supplementally a copy of all omitted schedules and exhibits to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                                                                                             STAGE STORES, INC.

November 11, 2003                                                                              /s/ Michael E. McCreery

(Date)                                                                                                   Michael E. McCreery

                                                                                                             Executive Vice President and Chief

                                                                                                             Financial Officer